Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS EARNINGS OF $0.69 PER DILUTED SHARE FOR THE FOURTH QUARTER OF 2011

Revenue Growth Exceeds 20% for the Sixth Consecutive Quarter

THOMASVILLE, N.C. – (February 2, 2012) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the fourth quarter and year ended December 31, 2011. Revenue increased 21.6% to $485.1 million for the quarter from $399.0 million for the fourth quarter of 2010. Net income increased 80.8% to $39.9 million for the latest quarter from $22.1 million for the fourth quarter of 2010. Earnings per diluted share rose 76.9% to $0.69 for the quarter from $0.39 for the same period in 2010. Old Dominion’s operating ratio improved to 86.9% for the fourth quarter from 90.5% for the fourth quarter of 2010. Weighted average shares outstanding for the fourth quarter of 2011 rose 2.7% compared with the fourth quarter of 2010.

For 2011, revenue increased 27.1% to $1.88 billion from $1.48 billion for 2010. Net income increased 84.4% to $139.5 million for 2011 from $75.7 million for 2010, and earnings per diluted share grew 80.7% to $2.44 for 2011 from $1.35 for 2010. Old Dominion’s operating ratio improved to 87.6% for 2011 from 90.7% for 2010.

David S. Congdon, President and Chief Executive Officer of Old Dominion, said, “Throughout the fourth quarter, Old Dominion continued to sustain the operating strength and financial momentum that we generated during the first nine months of 2011. As a result, we produced record revenues, profit margins and earnings for both the fourth quarter and the full year. Our record performance reflects the commitment by our dedicated employees to fulfill our promise of on-time, claims-free service at a fair and equitable price. The efforts of our entire team create the value proposition that allows us to continue to win market share.

“During the fourth quarter we experienced a quarter-over-quarter increase of 9.7% in our tonnage, which reflects a 9.8% increase in shipments and a 0.2% decline in average weight per shipment. We achieved this growth while maintaining our focus on yields, as evidenced by a 10.7% increase in revenue per hundredweight, or a 6.4% increase excluding fuel surcharges.

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2012

Revenue per hundredweight, excluding fuel surcharges, for each quarter of 2011 exceeded the prior-year comparable quarter by more than 6.0%.

“Old Dominion’s operating ratio for the fourth quarter of 2011 improved 360 basis points from the fourth quarter of 2010 to an 86.9%. We also produced the best annual operating ratio in our Company’s history at 87.6%. This performance was driven primarily by operating leverage generated by the growth in tonnage and further improvement in our revenue per hundredweight. In addition, we improved the productivity of our linehaul, pickup and delivery and platform operations during the fourth quarter at a significantly stronger rate than what we achieved for the full year. Our industry-leading performance for on-time and claims-free service remained strong during the fourth quarter and has contributed significantly to our ability to expand our market share.”

Capital expenditures for the fourth quarter were $40.3 million, bringing the total for the year to $250.2 million. These expenditures included the opening of the Canton, Ohio service center in October, bringing the total number of service centers in operation to 216 at year end. The Company also relocated and expanded four service centers during the fourth quarter. For 2012, capital expenditures are anticipated to range between $300 million to $350 million. This estimate includes $90 million to $120 million for real estate purchases and expansion projects at existing facilities, subject to the availability of suitable real estate and the timing of construction projects, $195 million to $210 million for the purchase of tractors, trailers and other equipment, and $15 million to $20 million for investments in technology.

Old Dominion expects to continue to fund capital expenditures primarily with cash flow from operations. In addition, the Company’s financial position at the end of 2011 was stronger than at any time in its history as a public company. Total debt to capitalization improved to 23.9% at the end of 2011 from 24.5% at the end of the third quarter of 2011 and 28.9% at the end of 2010. The Company also had $75.9 million in cash and cash equivalents at the end of 2011 compared with $5.5 million at the end of 2010. In August 2011, Old Dominion entered into a new five-year, $200 million senior unsecured revolving credit facility. At December 31, 2011, there were $49.9 million of outstanding letters of credit, but no borrowings outstanding on this facility.

Mr. Congdon concluded, “2011 was a great year for Old Dominion. Our record results and industry leadership validate the strengths of our value proposition, business model, competitive market positioning and the entire OD team. We believe we will continue to build market share by maintaining superior service levels, while remaining disciplined with our yield management. We also have the financial strength to expand the capacity of our operations to benefit from organic growth or industry consolidation, and to invest in other value-added services. As a result, we are confident in our ability to produce further profitable growth.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Standard Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through February 12,

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2012

2012. A telephonic replay will also be available through February 12, 2012 at (719) 457-0820, Confirmation Number 5684951.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate acquisitions, if any; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of coverage levels; (9) the availability and cost of capital for our significant ongoing cash requirements; (10) the availability and cost of replacement parts and new equipment, particularly in light of regulatory changes and supply constraints impacting the cost of these assets; (11) decreases in demand for, and the value of, used equipment; (12) the availability and cost of diesel fuel; (13) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, and new safety standards for drivers and equipment; (14) the costs and potential adverse impact associated with the implementation of the new safety monitoring system of the Federal Motor Carrier Safety Administration; (15) seasonal trends in the industry, including the possibility of harsh weather conditions; (16) our dependence on key employees; (17) the concentration of our stock ownership with the Congdon family; (18) the costs and potential adverse impact associated with potential future changes in accounting standards or practices; (19) the impact caused by potential disruptions to our information technology systems; (20) dilution to existing shareholders caused by any issuance of additional equity; and (21) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and value-added

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2012

logistics services. In addition to its core LTL services, the Company offers its customers a broad range of logistics services including ground and air expedited transportation, supply chain consulting, transportation management, truckload brokerage, container delivery and warehousing services, as well as consumer household services. Through marketing and carrier relationships, the Company also offers door-to-door international freight services to and from all of North America, Central America, South America and the Far East.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2011	2010	Chg.	2011	2010	Chg.
Revenue from operations	$485,132	$398,972	21.6%	$1,882,541	$1,480,998	27.1%
Operating income	$63,312	$37,969	66.7%	$234,072	$137,739	69.9%
Operating ratio	86.9%	90.5%		87.6%	90.7%
Net income	$39,883	$22,056	80.8%	$139,470	$75,651	84.4%
Basic and diluted earnings per share	$0.69	$0.39	76.9%	$2.44	$1.35	80.7%
Basic and diluted weighted average shares outstanding	57,443	55,927	2.7%	57,146	55,927	2.2%

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2012

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations
(In thousands, except per share amounts)
	Fourth Quarter					Year To Date
	2011		2010		% Chg.	2011		2010		% Chg.

Revenue	$485,132	100.0%	$398,972	100.0%	21.6%	$1,882,541	100.0%	$1,480,998	100.0%	27.1%

Operating expenses:
Salaries, wages & benefits	248,048	51.1%	218,378	54.7%	13.6%	956,079	50.8%	808,819	54.6%	18.2%
Operating supplies & expenses	90,435	18.6%	69,271	17.4%	30.6%	355,186	18.9%	244,291	16.5%	45.4%
General supplies & expenses	12,485	2.6%	10,429	2.6%	19.7%	49,900	2.6%	41,580	2.8%	20.0%
Operating taxes & licenses	15,737	3.2%	14,349	3.6%	9.7%	63,284	3.4%	55,420	3.8%	14.2%
Insurance & claims	4,818	1.0%	6,491	1.6%	(25.8%)	27,693	1.5%	25,329	1.7%	9.3%
Communications & utilities	4,603	1.0%	3,955	1.0%	16.4%	18,104	1.0%	15,218	1.0%	19.0%
Depreciation & amortization	24,290	5.0%	19,862	5.0%	22.3%	90,820	4.8%	80,362	5.4%	13.0%
Purchased transportation	15,561	3.2%	13,664	3.4%	13.9%	63,257	3.4%	50,489	3.4%	25.3%
Building and office equipment rents	3,390	0.7%	3,476	0.9%	(2.5%)	13,689	0.7%	15,244	1.0%	(10.2%)
Miscellaneous expenses, net	2,453	0.5%	1,128	0.3%	117.5%	10,457	0.5%	6,507	0.5%	60.7%

Total operating expenses	421,820	86.9%	361,003	90.5%	16.8%	1,648,469	87.6%	1,343,259	90.7%	22.7%

Operating income	63,312	13.1%	37,969	9.5%	66.7%	234,072	12.4%	137,739	9.3%	69.9%

Other deductions:
Interest expense, net	3,186	0.7%	2,944	0.7%	8.2%	13,887	0.7%	12,465	0.8%	11.4%
Other expense, net	(521)	(0.1%)	(76)	(0.0%)	585.5%	101	0.0%	848	0.1%	(88.1%)

Income before income taxes	60,647	12.5%	35,101	8.8%	72.8%	220,084	11.7%	124,426	8.4%	76.9%

Provision for income taxes	20,764	4.3%	13,045	3.3%	59.2%	80,614	4.3%	48,775	3.3%	65.3%

Net income	$39,883	8.2%	$22,056	5.5%	80.8%	$139,470	7.4%	$75,651	5.1%	84.4%

Earnings per share:

Basic and Diluted	$0.69		$0.39		76.9%	$2.44		$1.35		80.7%

Weighted average outstanding shares:

Basic and Diluted	57,443		55,927		2.7%	57,146		55,927		2.2%

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ODFL Reports Fourth-Quarter and Year-End Earnings

February 2, 2012

OLD DOMINION FREIGHT LINE, INC.

	Fourth Quarter			Year to Date
Operating Statistics	2011	2010	% Chg.	2011	2010	% Chg.

Operating ratio	86.9%	90.5%	(4.0%)	87.6%	90.7%	(3.4%)
Intercity miles *	99,782	91,050	9.6%	389,588	338,504	15.1%
Total tons *	1,598	1,457	9.7%	6,397	5,656	13.1%
Total shipments *	1,802	1,641	9.8%	7,256	6,327	14.7%
Revenue per intercity mile	$4.86	$4.38	11.0%	$4.83	$4.38	10.3%
Rev/cwt ‡	$15.00	$13.55	10.7%	$14.72	$13.09	12.5%
Rev/cwt excluding fuel surcharges ‡	$12.55	$11.79	6.4%	$12.31	$11.49	7.1%
Rev/shp ‡	$266.05	$240.72	10.5%	$259.50	$234.09	10.9%
Rev/shp excluding fuel surcharges ‡	$222.63	$209.39	6.3%	$217.04	$205.38	5.7%
Weight per shipment (lbs.)	1,774	1,777	(0.2%)	1,763	1,788	(1.4%)
Average length of haul (miles)	946	953	(0.7%)	952	948	0.4%

*	- In thousands
‡	- For statistical purposes only, revenue does not include adjustments for undelivered freight required for financial statement purposes in accordance with the Company’s revenue recognition policy.

Balance Sheets	December 31, 2011	December 31, 2010
(In thousands)

Cash and cash equivalents	$75,850	$5,450
Other current assets	256,002	217,132

Total current assets	331,852	222,582
Net property and equipment	1,126,950	964,216
Other assets	54,272	53,083

Total assets	$1,513,074	$1,239,881

Current maturities of long-term debt	$39,354	$37,130
Other current liabilities	165,456	132,916

Total current liabilities	204,810	170,046
Long-term debt	229,831	234,087
Other non-current liabilities	221,914	167,099

Total liabilities	656,555	571,232
Equity	856,519	668,649

Total liabilities & equity	$1,513,074	$1,239,881

Note: Financial and operating data are unaudited.

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